Exhibit 99.01

NEWS RELEASE
Xcel Energy Media Relations
414 Nicollet Mall
Minneapolis, MN 55401
(612) 215-5300
www.xcelenergy.com

Nov. 9, 2006

Xcel Energy requests increase in natural gas distribution rates

                MINNEAPOLIS — Xcel Energy today asked the Minnesota Public Utilities Commission to authorize an increase in its natural gas distribution rates. If approved, the request would represent an annual increase of  $18.5 million to cover the company’s increasing costs. This represents an overall increase of 2.4 percent.

                Xcel Energy last filed for a natural gas rate increase in September 2004. “This rate request addresses Xcel Energy’s need to recover costs associated with system growth, providing safe and reliable natural gas service for approximately 420,000 customers, and maintaining the company’s financial stability,” said Dave Sparby, vice president of government and regulatory affairs for Xcel Energy.

                The proposed rate increase affects charges for delivering natural gas and not the wholesale cost of natural gas, which national market conditions determine. Xcel Energy recovers wholesale gas costs from customers on a dollar-for-dollar basis. “Conservation is the single most important way customers can reduce their energy bills to address the high price of natural gas,” said Sparby.

                If approved, a typical residential customer’s monthly bill would increase by $4.

As part of this rate filing, Xcel Energy proposes to implement interim gas rates effective Jan. 8, 2007. Interim rates would represent an overall increase of 2 percent. The rates would remain in effect until the commission makes its final determination on the case. Final natural gas rates will be put into place in late 2007.

                Those interested will have an opportunity to comment during public hearings the commission may schedule for early 2007.

                The filing will be posted on Xcel Energy’s Web site at www.xcelenergy.com.

# # #